UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2015

CAPITOL ACQUISITION CORP. II

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35898	27-4749725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 7th Street, N.W., Washington, D.C.	20004
(Address of Principal Executive Offices)	(Zip Code)

(202) 654-7060

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under item 5.07 is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under item 5.07 is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 14, 2015, Capitol Acquisition Corp. II (the “Company” or “Capitol”) held a special meeting of stockholders (the “Meeting”). At the Meeting, the stockholders approved the following items: (i) an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to extend the date by which Capitol has to consummate a business combination (the “Extension”) to July 31, 2015 (the “Extension Amendment”) and (ii) an amendment to the Charter to allow the holders of the shares of Capitol common stock issued in the Company’s initial public offering (the “IPO,” and such shares, the “public shares”) to elect to convert their public shares into their pro rata portion of the funds held in the trust account established at the time of the IPO (the “trust account”) if the Extension is implemented (the “Conversion Amendment”). The affirmative vote of holders of a majority of the issued and outstanding shares of the Company was required to approve each of the proposals. The purpose of the Extension was to allow the Company more time to complete its previously announced proposed business combination with Lindblad Expeditions, Inc. (“Lindblad”).

Set forth below are the final voting results for each of the proposals:

Extension Amendment

The Extension Amendment was approved. The voting results were as follows:

For	Against	Abstentions	Broker Non-Votes
22,303,162	0	500	0

Conversion Amendment

The Conversion Amendment was approved. The voting results were as follows:

For	Against	Abstentions	Broker Non-Votes
22,303,162	0	500	0

At the meeting, a stockholder holding 28 public shares properly exercised his right to convert his public shares into a pro rata portion of the trust account at a conversion price of $10.00 per share, or an aggregate of $280. Capitol will promptly distribute such amount from the trust account to the holder of such shares. The remaining amount of approximately $200 million in the trust account, including interest earned on the funds in trust, can be used in connection with the business combination with Lindblad.

Promptly after completion of the Meeting, on May 14, 2015, the Company filed with the Secretary of State of the State of Delaware an amendment to the Charter (the “Charter Amendment”) setting forth the Extension Amendment and the Conversion Amendment, a copy of which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Also promptly after completion of the Meeting, on May 14, 2015, the Company entered into Amendment No. 1 (the “IMTA Amendment”) to the Investment Management Trust Agreement, dated as of May 10, 2013 (as amended, the “Trust Agreement”), between the Company and Continental Stock Transfer & Trust Company. The IMTA Amendment extends the termination date set forth in the Trust Agreement to reflect the Extension and permits liquidation and distribution of the trust account to the extent necessary to convert the 28 shares into cash as described above. A copy of the IMTA Amendment is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

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The foregoing summaries of the Charter Amendment and the IMTA Amendment are qualified in their entirety by reference to the text of the Charter Amendment and the IMTA Amendment.

Additional Information

Capitol has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in connection with its previously announced business combination with Lindblad. Stockholders of Capitol and other interested persons are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with Capitol’s solicitation of proxies for the special meeting being held to approve the business combination because the proxy statement will contain important information. Such persons can also read Capitol’s final prospectus, dated May 10, 2013, and Capitol’s annual report on Form 10-K for the fiscal year ended December 31, 2014 for a description of the security holdings of the Capitol officers and directors and their interests as security holders in the successful consummation of the proposed business combination. The definitive proxy statement will be mailed to security holders of Capitol as of a record date to be established for voting on the proposed business combination. Security holders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Capitol Acquisition Corp. II, 509 7th Street, N.W., Washington, D.C 20004. The preliminary proxy statement and the definitive proxy statement, once available, and the final prospectus and annual report on Form 10-K can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

Item 7.01.	Regulation FD Disclosure.

On May 14, 2015, the Company issued a press release announcing the Extension. A copy of the press release is attached to this report as Exhibit 99.1.

The information under this Item 7.01, including the exhibit attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

Exhibit	Description

3.1	Original Amended and Restated Certificate of Incorporation of Capitol Acquisition Corp. II.

3.2	Amendment to Amended and Restated Certificate of Incorporation of Capitol Acquisition Corp. II.

10.1	Amendment No. 1, dated as of May 14, 2015, to Investment Management Trust Agreement, dated as of May 10, 2013, by and among Capitol Acquisition Corp. II and Continental Stock Transfer & Trust Company.

99.1	Press release dated May 14, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2015	CAPITOL ACQUISITION CORP. II

	By:	/s/ Mark D. Ein
Mark D. Ein
Chief Executive Officer

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